UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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☑	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
BMP SUNSTONE CORPORATION
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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600 W. Germantown Pike, Suite 400
Plymouth Meeting, Pennsylvania 19462
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD APRIL 27, 2009
To our stockholders:
     NOTICE HEREBY IS GIVEN that the Annual Meeting of Stockholders of BMP Sunstone Corporation will be held at the Marriott-Philadelphia West, 111 Crawford Avenue, West Conshohocken, Pennsylvania 19428, on Monday, April 27, 2009, at 9:00 a.m., local time, for the following purposes:
1.	To elect eight directors;

2.	To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.
     Only stockholders of record at the close of business on March 27, 2009, the record date, are entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof.

By Order of the Board of Directors,

/s/ Martyn D. Greenacre
Martyn D. Greenacre
Chairman of the Board of Directors
April 1, 2009
     YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY.
     This Proxy Statement and the accompanying form of proxy card are being mailed beginning or about April 2, 2009 to all stockholders entitled to vote.
     Important Notice regarding the availability of Proxy Materials for our Annual Meeting of Shareholders to be held on April 27, 2009. Our Proxy Statement and our Annual Report to Shareholders are available at www.stocktrans.com/eproxy/bmp2009

600 W. Germantown Pike, Suite 400
Plymouth Meeting, Pennsylvania 19462
PROXY STATEMENT
     This proxy statement is being furnished to the stockholders of BMP Sunstone Corporation, a Delaware corporation (the “Company,” “we,” “us” or “our”), in connection with the solicitation by our board of directors (our “Board”) of proxies for use at our 2009 Annual Meeting of Stockholders, to be held on April 27, 2009, and any adjournments thereof (the “Annual Meeting”). The Annual Meeting will be held at the Marriott-Philadelphia West, 111 Crawford Avenue, West Conshohocken, Pennsylvania 19428 on Monday, April 27, 2009, at 9:00 a.m., Philadelphia, Pennsylvania time. This proxy statement and the enclosed proxy card are being first mailed to stockholders on or about April 2, 2009.
     The solicitation of proxies is made by the Company. The costs incidental to soliciting and obtaining proxies, including the cost of reimbursing banks and brokers for forwarding proxy materials to their principals, will be borne by us. Proxies may be solicited, without extra compensation, by officers and employees, both in person and by mail, telephone, facsimile and other methods of communication. We may employ an outside firm to assist in the solicitation of proxies and the cost, if any, for such services will be paid by us.
     Our principal executive offices are located at 600 W. Germantown Pike, Suite 400, Plymouth Meeting, Pennsylvania 19462, telephone (610) 940-1675.
VOTING AT THE ANNUAL MEETING
Record Date; Proxies
     Only the holders of shares of our common stock, par value $0.001 per share (the “Shares”), of record at the close of business on March 27, 2009 (the “Record Date”) are entitled to vote at the Annual Meeting. As of the Record Date, we had 41,500,409 Shares outstanding. Each holder of Shares entitled to vote will have the right to one vote for each Share outstanding in his or her name on our books. A majority of the Shares entitled to vote that are present in person or represented by proxy at the Annual Meeting will constitute a quorum for the transaction of business. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the Annual Meeting. “Broker non-votes” occur when a nominee holding shares of common stock for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner. Each stockholder is entitled to one vote for each Share owned of record by such stockholder on the Record Date with respect to each matter to be voted on at the Annual Meeting.
     All Shares entitled to vote and represented by properly executed proxies received prior to the Annual Meeting and not revoked will be voted in the manner specified on those proxies. If a properly executed proxy is received prior to the Annual Meeting and not revoked, but no instructions are given in the proxy, the Shares will be voted by the proxy agents FOR the proposal to elect to our Board the eight nominees listed in this proxy statement and FOR the proposal to ratify the appointment of Grant Thornton LLP (“Grant Thornton”) as our independent registered public accounting firm. A stockholder may revoke his or her proxy at any time before it is exercised by providing written notice to Fred M. Powell, our Chief Financial Officer, by delivery of a later-dated signed proxy or by voting in person at the Annual Meeting.
     There are no rights of appraisal or similar rights of dissenters with respect to any matter to be acted upon at the Annual Meeting.
     Election as a director requires a plurality of the votes of the Shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. With respect to any other matter that may properly be brought before the Annual Meeting, including the ratification of the appointment of Grant Thornton as our independent registered public accounting firm, the affirmative vote of a majority of Shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such matter is required to take action unless a greater percentage is required by law or our certificate of incorporation or bylaws.
     A properly executed proxy marked “Withhold” with respect to the election of the director nominees will not be voted with respect to such director nominees, although it will be counted for purposes of determining whether there is a quorum. For the purpose of determining the number of votes cast for approval of other matters to be voted on at the Annual Meeting, only those cast “for” or “against” are included. Abstentions may be specified on any proposals other than the election of directors and are considered Shares entitled to vote on these matters and therefore will have the effect of a vote against these proposals. Broker non-votes are not considered Shares entitled to vote on these proposals and therefore will not be taken into account in determining the outcome of the vote on these proposals.

PROPOSAL 1: ELECTION OF DIRECTORS
     All of the nominees for election to the Board at the Annual Meeting are incumbent directors: Jack M. Ferraro, David Gao, Martyn D. Greenacre, Zhiqiang Han, Frank J. Hollendoner, John W. Stakes III, M.D., Zhijun Tong and Albert Yeung. Each of our nominees if elected will hold office until our 2010 Annual Meeting of Stockholders and until his successor is elected and qualified. Effective as of the annual meeting, if all the nominees to the board are elected, the number of directors that will constitute the entire Board will be reduced from nine to eight to reflect the number of individuals elected to the Board at the Annual Meeting.
     Proxies may not be voted for a greater number of persons than the number of nominees named below. Each director to be elected will hold office until the next annual meeting of stockholders and until his or her successor is elected, or until the director’s earlier death, resignation or removal.
     Each nominee has expressed his willingness to serve as a director if elected, and we know of no reason why any nominee would be unable to serve. The persons named as proxy agents in the enclosed proxy card intend (unless instructed otherwise by a stockholder) to vote for the election of the nominees. If a nominee is unable to serve as a director, the proxy agents intend to vote any alternative nominee designated by our Board. Alternatively, our Board may decide to reduce the number of directors.
Nominees for Director

Name and Age	Director Since	Position with the Company
Jack M. Ferraro – 63	2004	Director
David Gao – 58	2004	Chief Executive Officer and Director
Martyn D. Greenacre – 67	2004	Chairman of the Board
Zhiqiang Han – 45	2008	President and Director
Frank J. Hollendoner – 63	2004	Director
John W. Stakes III, M.D. – 59	2004	Director
Zhijun Tong – 49	2008	Director
Albert Yeung – 66	2006	Director
Biographical Summaries of Directors
     In addition to the information set forth in the table above, the following information provides certain information about the nominees proposed to be reelected as directors and each other person currently serving as a director on our Board whose term of office will continue after the Annual Meeting, including the principal occupation of each director for at least the past five years.
     David (Xiaoying) Gao has served as our Chief Executive Officer and Director since February 2004. From February 2002 through February 2004, Mr. Gao served as Chairman of BMP China’s board of directors. Mr. Gao served as President and director of Abacus Investments Ltd, a private wealth management company, from August 2003 until June 2004, and as Chief Executive Officer of Abacus from July 2003 to June 2004. From 1989 to 2002, Mr. Gao held various positions at Motorola, Inc., a publicly-traded company specializing in wireless, broadband and automotive communications technologies and embedded electronic products, including: Vice President and Director, Integrated Electronic System Sector, Asia-Pacific operation, from 1998 to 2002; Member, Motorola Asia Pacific Management Board, Management Board of Motorola Japan Ltd., from 2000 to 2002; and Motorola China Management Board from 1996 to 2002. Mr. Gao holds a BSC in Mechanical Engineering from the Beijing Institute of Technology, a BSC in Mechanical Engineering from Hanover University, Germany, and an M.B.A. from The Massachusetts Institute of Technology.
     Martyn D. Greenacre has served as Chairman of our Board since July 2004. Since 2002, Mr. Greenacre has served as Chairman of Life Mist Technologies Corp., a fire suppression equipment company. From 1997 to 2001 Mr. Greenacre served as Chief Executive Officer and director of Delsys Pharmaceutical Corporation, a formulation and drug delivery system company. From 1993 to 1997, Mr. Greenacre served as President and Chief Executive Officer of Zynaxis Inc., a biopharmaceutical company. From 1989 to 1992, Mr. Greenacre was Chairman, Europe,

SmithKline Beecham Pharmaceutical Company. He joined SmithKline & French in 1973, where he held positions of increasing responsibility in its European organization. Mr. Greenacre currently serves as a director of Acusphere, Inc., a drug delivery company, Cephalon Inc., a pharmaceutical company, and Curis, Inc., a biotechnology company.
     Jack M. Ferraro has served as one of our directors since February 2004. Mr. Ferraro is a private investor. From 1979 to 2000, he served as money manager and partner of Neuberger Berman, LLC, a public investment advisory firm (subsequently acquired by Lehman Brothers, Holdings, Inc.). Mr. Ferraro serves on the Board of Trustees of the Hackley School and of the Sundance Institute, where he sits on the Audit and Finance Committees. Mr. Ferraro is an Honorary Trustee of the National Ability Center and he also serves on the Advisory Council of Cornell University’s Johnson Graduate School of Management, the Board of Directors of the Cayuga MBA Fund, LLC, a $14 million hedge fund managed by students at the Johnson Graduate School of Management at Cornell University and the Advisory Board of the Parker Center for Investment Research at the Johnson Graduate School of Management at Cornell. He also served as a trustee of Blair Academy from 1994 to 2000 and of the Neuberger Museum of Art from 1996 to 1999.
     Zhiqiang Han has served as our President and Director since February 2008. Mr. Han was a founder of Sunstone Pharmaceutical Co., Ltd. (“Sunstone”) and has served as Sunstone’s General Manager since April 1996. From November 1993 through April 1996, Mr. Han was General Manager, Tangshan Changrong Pharmaceutical Corporation, Ltd. From April 1986 through November 1993, Mr. Han was Assistant to Factory Director in Tangshan Women and Children Pharmaceutical Factory. From October 1983 through October 1985, Mr. Han served as a Researcher at Tangshan Chemical Research Institute. Mr. Han is the Vice Chairman of China OTC Association, Director for Tangshan Pharmaceutical Industry Association and Vice Director of Hebei Pharmaceutical Industry Association. Mr. Han has a Bachelor of Science degree from Shenyang Pharmaceutical University and an MBA from Dalian University of Technology.
     Frank J. Hollendoner has served as one of our directors since February 2004. Mr. Hollendoner is a private investor. From 2000 to 2004, Mr. Hollendoner served as Chairman of the board of directors of Dr. Foster, a privately-held healthcare information systems company. From 1993 to 2002, Mr. Hollendoner served as Chairman of the board of directors of Doughty Hanson & Co., a London based investment company and buy-out firm. From 1993 to 2008 he served as Chairman of the advisory committee and member of the investment committee of Doughty Hanson & Co. He has served as a director of Ionic Fuel Technology, Inc., a publicly-traded environmental technology company, since 1998. From 1996 to 1998, he served as Chairman of the board of directors of Norden Pac Industries AB. From 1990 to 1998, Mr. Hollendoner served as Executive Chairman of the board of directors of Independent Care Group.
     John W. Stakes III, M.D. has served as one of our directors since February 2004. Dr. Stakes has served as an Associate Neurologist at Massachusetts General Hospital since 1990, as Director, Massachusetts General Hospital Sleep Disorders Laboratory, from 1982 through 2007, and as Director, Specialty Care Development, Massachusetts General Physicians Organization, since 1995. Dr. Stakes currently serves as a director of Motif BioSciences, a population genetics company. Since September 2008, Dr. Stakes has been a Trustee of Nantucket Cottage Hospital. He was a member of the Committee on Continuing Medical Education of the Harvard Medical School. Dr. Stakes has held a teaching position at the Harvard Medical School since 1975.
     Zhijun Tong has served as one of our directors since February 2008. Mr. Tong served as chairman of the board of directors of Sunstone from 1996 until June 2007. Mr. Tong acts as Chairman of several corporations, including Qifa Seeds Center Corporation Ltd. since 2002, Qifa Farming Corporation Ltd. since 1998, Spain Qifa Corporation Ltd. since 1997 and Beijing City Service Company since 1993. Mr. Tong has served as Director and Vice President of Spain International Haisitan Group since 1989. Mr. Tong held various positions in the Beijing Municipal Government from 1978 to 1993.
     Albert Yeung has served as one of our directors since August 2006. Mr. Yeung is President of Albert Yeung & Associates Consulting Co., Ltd. From April 2003 until December 2003, he was a consultant to Glaxo SmithKline China Co., Ltd. From December 1997 through March 2003, Mr. Yeung served as Vice President and General Manager, Tianjin SmithKline & French Co., Ltd. He has 30 years working experience in pharmaceutical marketing and management both in ethical and consumer medicine fields in China and Hong Kong. Mr. Yeung is a co-founder and Honorary Chairman of The Shanghai Psycho-Social Rehabilitation Association and Honorary Member of The

Shanghai Chinese Traditional and Western Medicine Association. He has been serving the China Non-Prescription Medicine Association as a senior advisor since 2003. At present he also serves as a member of the advisory committee of the Business School of China Pharmaceutical University and a member of the editorial board of the Medicine Economic News.
Our board of directors unanimously recommends a vote FOR each of the nominees for election to the Board.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF GRANT THORNTON AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009
     The audit committee of our Board (the “Audit Committee”) has appointed Grant Thornton as our independent registered public accounting firm for the fiscal year ending December 31, 2009 and has further directed that management submit the appointment of Grant Thornton as our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Representatives of Grant Thornton are expected to be available at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.
     Neither our bylaws nor any other governing documents or law require stockholder ratification of the appointment of Grant Thornton as our independent registered public accounting firm. However, the Audit Committee is submitting the appointment of Grant Thornton to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain Grant Thornton. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of our stockholders.
     The affirmative vote of a majority of the Shares present in person or represented by proxy and entitled to vote at the Annual Meeting on this proposal will be required to ratify the appointment of Grant Thornton. Any abstentions will have the effect of votes against the proposal. Any broker non-votes will have no effect on the proposal.
     The following is a summary of the fees billed to us by Grant Thornton for professional services rendered for fiscal years ended December 31, 2008 and December 31, 2007:

	2008	2007
Audit Fees (1)	$675,152	$489,384
Audit-Related Fees (2)	55,536	91,074
Tax Fees (3)	0	0
All Other Fees (4)	45,855	51,210

Total Fees	$776,543	$631,668

(1)	Audit fees for the years ended December 31, 2008 and 2007, were for professional services rendered for the audits and interim quarterly reviews of our consolidated financial statements and other statutory and subsidiary audits.

(2)	Audit-related fees for the years ended December 31, 2008 and 2007, were for due diligence of potential acquisitions.

(3)	Grant Thornton did not provide any tax services for the years ended December 31, 2008 and 2007.

(4)	All other fees for the years ended December 31, 2008 and 2007, were for services rendered in connection with the preparation and filing of separate registration statements on Form S-3.
Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accountants
     The Sarbanes-Oxley Act of 2002 and the rules of the SEC regarding auditor independence require that audit and non-audit services provided to us by our principal accountant be pre-approved by our Audit Committee or pursuant to pre-approval policies and procedures established by our Audit Committee, except that de minimis non-audit services may, under certain circumstances, be approved retroactively. Our Audit Committee has granted to its chairman, Frank Hollendoner, the authority to pre-approve the provision of audit and non-audit services, provided that he reports any such pre-approvals to the Audit Committee at its next scheduled meeting. All of the audit-related services were pre-approved in accordance with our pre-approval policy, and none of the non-audit services provided to us by our independent auditor in fiscal 2008 or fiscal 2007 were approved retroactively pursuant the exception to the pre-approval requirements for de minimis non-audit services described above.
Our board of directors unanimously recommends a vote FOR the ratification of the appointment of Grant Thornton as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth information known by us with respect to the beneficial ownership of Shares as of the record date for each of the following persons and based on information obtained from such persons:
•	each of our executive officers named in the Summary Compensation Table on page 19;

•	each of our current directors and each nominee for director;

•	each person known by us to beneficially own more than 5% of our common stock; and

•	all of our directors and executive officers as a group.
       The number of Shares beneficially owned, beneficial ownership and percentage ownership are determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”). Under these rules, beneficial ownership includes any Shares as to which the individual or entity has sole or shared voting power or investment power and includes any Shares that an individual or entity has the right to acquire beneficial ownership of within 60 days of the record date through the exercise of any warrant, stock option or other right. In computing the number of Shares beneficially owned by a person and the percentage ownership of that person, Shares underlying options, warrants and other rights that are exercisable within 60 days of the record date are considered to be outstanding. To our knowledge, except as indicated in the footnotes to the following table and subject to community property laws where applicable, the persons named in this table have sole voting and investment power with respect to all Shares shown as beneficially owned by them. The following table is based on 41,364,534 Shares outstanding as of the Record Date. Unless otherwise indicated, the address of all individuals and entities listed below is BMP Sunstone Corporation, 600 W. Germantown Pike, Suite 400, Plymouth Meeting, Pennsylvania 19462.

		Percent of
	Number of	Shares of
	Shares of	Common
	Common Stock	Stock
	Beneficially	Beneficially
Name of Beneficial Owner	Owned	Owned
Directors and Named Executive Officers:
George Bickerstaff (1)	12,500	*
Jack M. Ferraro (2)	602,289	1.44%
David Gao (3)	1,014,704	2.43%
Martyn D. Greenacre (4)	265,019	*
Zhiqiang Han (5)	4,057,499	9.77%
Frank J. Hollendoner (6)	127,108	*
Fred M. Powell (7)	189,623	*
John W. Stakes, M.D. (8)	177,982	*
Zhijun Tong (9)	4,020,624	9.68%
Albert Yeung (10)	52,394	*
Yanping Zhao (11)	49,999	*

All Directors and Executives Officers as a Group (10 persons) (12)	10,569,741	24.67%

		Percent of
	Number of	Shares of
	Shares of	Common
	Common Stock	Stock
	Beneficially	Beneficially
Name of Beneficial Owner	Owned	Owned
Holders of More Than 5% of Our Common Stock:

Artis Capital Management, L.P. (13)	6,881,825	16.49%
One Market Plaza Spear Street Tower, Suite 1700 San Francisco, CA 94105

Ashford Capital Management, Inc. (14)	4,632,252	10.55%
P.O. Box 4172 Wilmington, DE 19807

Les R. Baledge (15)	3,141,987	7.27%
668 N. Sequoyah Drive Fayetteville, AK 72701

*	Represents beneficial ownership of less than one percent of our outstanding common stock.

(1)	Includes 12,500 shares underlying options that are exercisable within 60 days of the record date and excludes 37,500 shares underlying options that are not exercisable within 60 days of the record date.

(2)	Includes 191,144 options that are exercisable within 60 days of the record date and excludes 63,856 shares underlying options that are not exercisable within 60 days of the record date.

(3)	Includes 313,331 shares underlying options that are exercisable within 60 days of the record date and excludes 91,669 shares underlying options that are not exercisable within 60 days of the record date.

(4)	Includes 248,019 shares underlying options that are exercisable within 60 days of the record date and excludes 136,981 shares underlying options that are not exercisable within 60 days of the record date.

(5)	Includes 37,499 shares underlying options that are exercisable within 60 days of the record date and excludes 82,501 shares underlying options that are not exercisable within 60 days of the record date.

(6)	Includes 105,103 shares underlying options that are exercisable within 60 days of the record date and excludes 49,897 shares underlying options that are not exercisable within 60 days of the record date.

(7)	Includes 188,123 shares underlying options that are exercisable within 60 days of the record date and excludes 46,877 shares underlying options that are not exercisable within 60 days of the record date.

(8)	Includes 167,082 shares underlying options that are exercisable within 60 days of the record date and excludes 52,918 shares underlying options that are not exercisable within 60 days of the record date.

(9)	Includes 20,624 shares underlying options that are exercisable within 60 days of the record date and excludes 49,376 options that are exercisable within 60 days of the record date.

(10)	Includes 52,394 shares underlying options that are exercisable within 60 days of the record date and excludes 42,606 options that are exercisable within 60 days of the record date.

(11)	Includes 49,999 shares underlying options that are exercisable within 60 days of the record date and excludes 70,001 options that are exercisable within 60 days of the record date.

(12)	Includes 1,385,818 shares underlying options that are exercisable within 60 days of the record date.

(13)	Information related to Artis Capital Management, L.P. is based on Schedule 13G/A filed by Artis Capital Management, L.P., on February 17, 2009 and upon the results of the Company’s SEC registered direct offering of Shares and warrants completed on February 20, 2009. According to Artis Capital Management, L.P. (“Artis”), Artis is a registered investment adviser; Artis Capital Management, Inc. (“Artis Inc.”) is the general partner of Artis; Mr. Stuart L. Peterson is the president of Artis Inc. and the controlling owner of Artis and Artis Inc.; Artis is the investment adviser to Artis Partners 2X Ltd., a Cayman Islands exempted limited partnership.

(14)	Information relating to Ashford Capital Management, Inc. is based solely on the Schedule 13G filed by Ashford Capital Management, Inc. on February 17, 2009 and upon the results of the Company’s SEC registered direct offering of convertible notes completed on March 16, 2009. Ashford Capital Management, as investment advisor, purchased notes convertible into 2,333,333 Shares (calculated as of the date hereof) at any time after May 15, 2009. According to Ashford Capital Management, Inc., Ashford Capital Management, Inc. is a registered investment advisor and the Shares are held in separate individual client accounts, separate limited partnerships and commingled funds.

(15)	Information relating to Les R. Baledge is based solely on the schedule 13D filed by Les R. Baledge on March 23, 2009.
CORPORATE GOVERNANCE
     We operate within a comprehensive plan of corporate governance for the purpose of defining independence, assigning responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. We regularly monitor developments in the area of corporate governance and have also adopted corporate governance guidelines.
Affirmative Determinations Regarding Director Independence
     As required under the Nasdaq listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by a company’s board of directors. Our Board, in applying the above-referenced standards, has affirmatively determined that all of our current directors are “independent” with the exceptions of Mr. Gao, Mr. Yeung and Mr. Han.
Meetings of Independent Directors
     Our independent directors meet in regularly scheduled executive sessions without management presence.
Board Structure and Committee Membership
     Our Board held five meetings during our fiscal year ended December 31, 2008. Each of our directors attended at least 75% of the aggregate of the meetings of the Board and the committees of the Board on which they served during the fiscal year ended December 31, 2008. While we do not have a specific written policy with regard to attendance of directors at our annual meetings of stockholders, we encourage, but do not mandate, director attendance at our annual meetings of stockholders, particularly with respect to directors who are up for election at that annual meeting. All of the directors attended our annual meeting of stockholders in 2008. We have standing Audit, Compensation and Governance and Nominating Committees. As of the record date, listed below are our directors and each committee of the Board on which he served.

Governance
and
Director	Board	Audit	Compensation	Nominating
Jack M. Ferraro	X	X	Chairman
David Gao	X
Martyn D. Greenacre	Chairman	X	X	X
George Bickerstaff	X
Zhiqiang Han	X
Frank J. Hollendoner	X	Chairman
John W. Stakes III, M.D.	X		X	Chairman
Zhijun Tong	X
Albert Yeung	X
     Below is a description of each of these committees of our Board. Each committee has the authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities.
Audit Committee
     The members of our Audit Committee are Frank J. Hollendoner, Martyn D. Greenacre and Jack M. Ferraro. The Audit Committee held six meetings during our fiscal year ended December 31,2008. Mr. Hollendoner chairs the Audit Committee. Our Audit Committee assists our Board in its oversight of our accounting, reporting and financial practices, and has the authority to:
•	select, evaluate and replace our independent auditors;

•	review and discuss with our management and independent auditors our audited annual financial statements, and recommend to our Board whether the audited annual financial statements should be included in our annual report on Form 10-K;

•	review and discuss with our independent auditors items required to be communicated by them regarding our interim financial statements;

•	oversee the independence of our independent auditors;

•	review financial and accounting personnel succession planning; and

•	review our compliance with legal and regulatory requirements.
     The Audit Committee has adopted complaint procedures to enable confidential and anonymous reporting to the Audit Committee of concerns regarding questionable accounting or auditing matters. The Audit Committee operates under a formal charter adopted by our Board that governs its duties and standards of performance. A copy of the amended Audit Committee charter is available on our website at www.bmpsunstone.com. The information on the website listed above is not and should not be considered part of this proxy statement and is intended to be an inactive textual reference only.
     Our Board has determined that all of the members of the Audit Committee meet the independence standard set forth by NASDAQ and SEC rules. Our Board has determined that Mr. Hollendoner qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Audit Committee held six meetings during our last fiscal year. Grant Thornton, our independent registered public accountants, reports directly to the Audit Committee.
     Our Audit Committee charter requires that no member of the Audit Committee may serve on the audit committees of more than three public companies unless our Board determines that such simultaneous service would not impair the ability of such member to effectively serve on our Audit Committee and such determination is disclosed in the annual proxy statement. No member of the Audit Committee serves on the audit committees of more than three public companies.
Compensation Committee
     The members of our Compensation Committee are Jack M. Ferraro, Martyn D. Greenacre and John W. Stakes III, M.D. Mr. Ferraro chairs the Compensation Committee. The Compensation Committee held three meetings during the fiscal year ended December 31, 2008. The purpose of our Compensation Committee is to discharge the responsibilities of our Board relating to compensation of our executive officers. Specific responsibilities of our Compensation Committee include:
•	review and approve our goals and objectives relevant to compensation of our chief executive officer, evaluate our chief executive officer’s performance in light of those goals and objectives, and determine and approve all elements of our chief executive officer’s compensation based on this evaluation, including salary, incentive and equity-based compensation;

•	review the evaluations of the performance of our other executive officers, and approve all elements of their compensation, including salary, incentive and equity-based compensation;

•	approve incentive plan goals for executive officers, review actual performance against goals, and approve plan awards;

•	review our compensation programs for management employees, make recommendations to our Board concerning the adoption or amendment of compensation plans, including equity-based plans, and exercise all the authority of the board of directors with respect to the administration of such plans;

•	consult with our management regarding changes in our benefit plans which could result in material changes in costs or the benefit levels provided; and

•	review and discuss with management our Compensation Discussion and Analysis and recommend to our Board the inclusion of the Compensation Discussion and Analysis in our annual proxy statement.
     Our Compensation Committee may delegate to our chief executive officer the authority, within pre-existing guidelines established by the Compensation Committee, to approve awards of equity-based compensation under established plans to employees other than executive officers. Our chief executive officer may be present during deliberations of the Compensation Committee on the compensation of our other executive officers and may provide input at the request of the Compensation Committee on that compensation, but may not vote on executive compensation.
     Our Board has determined that the members of the Compensation Committee meet the independence standard set forth by NASDAQ. Further, each member of the Compensation Committee is a “Non-Employee Director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934 (the “Exchange Act”) and an “outside director” as defined for purposes of 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Compensation Committee held two meetings during our last fiscal year.
     In addition, our Compensation Committee will regularly reviews and evaluates the performance of the Compensation Committee and its members, including compliance of the Compensation Committee with its charter. The Compensation Committee operates under a formal charter adopted by our Board that governs its duties and standards of performance. A copy of the Compensation Committee charter is available on our website at www.bmpsunstone.com. The information on the website listed above is not and should not be considered part of this proxy statement and is intended to be an inactive textual reference only.
Governance and Nominating Committee
     The members of the Governance and Nominating Committee are John W. Stakes, M.D. and Martyn D. Greenacre. Dr. Stakes chairs the Committee. The Governance and Nominating Committee held three meetings during the fiscal year ended December 31, 2008. Our Governance and Nominating Committee assists our Board in:
•	identifying individuals qualified to serve as directors and recommending to our Board the director nominees for the next annual meeting of stockholders;

•	periodically reviewing corporate governance guidelines applicable to us;

•	recommending to our Board the responsibilities of each board committee, the structure and operation of each board committee, and the director nominees for assignment to each board committee; and

•	overseeing our Board’s regular evaluation of the Board’s performance and of the other board committees.
     Our Board has determined that the members of the Governance and Nominating Committee meet the independence standards as set forth by NASDAQ. The Governance and Nominating Committee held three meetings during our last fiscal year. The Governance and Nominating Committee operates under a formal charter adopted by our Board that governs its duties and standards of performance. A copy of the Governance and Nominating Committee charter can be found on our website at www.bmpsunstone.com. The information on the website listed above is not and should not be considered part of this proxy statement and is intended to be an inactive textual reference only.
Selection of Directors and Stockholder Nominations Process
     In connection with our proxy solicitation relating to an annual meeting of stockholders, our Board recommends a slate of nominees for election by our stockholders. In addition, our Board fills vacancies on our Board when necessary or appropriate. Recommendations or determinations of our Board are made after consideration of the recommendations of, and information supplied by, our Governance and Nominating Committee as to the suitability of each individual, taking into account the criteria described below and other factors, including requirements for board committee membership. The Governance and Nominating Committee considers candidates for board membership suggested by its members and other board members, as well as management and stockholders. The Governance and Nominating Committee also may determine to retain third-party executive search firms to identify candidates from time to time.
     Our Board and Governance and Nominating Committee consider board candidates based on various criteria, such as their broad range of skills, expertise, industry and other knowledge, and business and other experience useful to the effective oversight of our business. Our Board and Governance and Nominating Committee also seek members from diverse backgrounds so that our Board consists of members with a broad spectrum of experience and expertise and with a reputation for integrity. In determining whether to recommend a director for reelection, our Governance and Nominating Committee also considers a director’s past attendance at meetings and participation in and contributions to the activities of the Board and committees of the Board on which the director served.
     The Governance and Nominating Committee will consider director nominees recommended by stockholders who submit the following information in writing to Fred M. Powell, Chief Financial Officer, c/o BMP Sunstone Corporation, 600 W. Germantown Pike, Suite 400, Plymouth Meeting, Pennsylvania 19462, if such information is received not more than 150 calendar days nor less than 90 calendar days before the one-year anniversary of the date of mailing of our materials for the prior year’s annual meeting of stockholders. The nominating stockholder must also include the following information about himself:
•	name and address, as they appear on our books; and

•	the class, series and number of Shares of our common stock that are beneficially owned by such stockholder.
     We may require any nominating stockholder or proposed nominee to furnish such other information as may reasonably be required to determine the eligibility of such proposed nominee to serve as a director of the Company. In addition, stockholder nominations must comply with the provisions of our bylaws.
     Assuming that appropriate information has been provided on a timely basis as described above and in accordance with our bylaws, the Governance and Nominating Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Code of Business Conduct and Ethics
     We have adopted a Code of Business Conduct and Ethics that applies to all our employees, including our officers. Violations of our Code of Business Conduct and Ethics may be reported to Frank J. Hollendoner, our Audit Committee Chairman, at BMP Sunstone Corporation at 600 W. Germantown Pike, Suite 400, Plymouth Meeting, Pennsylvania 19462. With respect to any amendments or waivers of our Code of Business Conduct and Ethics (to the extent applicable to our chief executive officer, chief financial officer, principal accounting officer or controller, or persons performing similar functions), we intend to disclose such amendments or waivers in a Current Report on Form 8-K. A copy of the Code of Business Conduct and Ethics can be found on our website at www.bmpsunstone.com. The information on the website listed above is not and should not be considered part of this proxy statement and is intended to be an inactive textual reference only.
Stockholder Communications to our Board of Directors
     Our Board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Stockholders may send communications to our Board in writing, addressed to the full Board, individual directors or a specific committee of our Board, c/o Fred M. Powell, Chief Financial Officer, BMP Sunstone Corporation, 600 W. Germantown Pike, Suite 400, Plymouth Meeting, Pennsylvania 19462. Our Board relies on our Chief Financial Officer to forward written questions or comments to the full Board, named directors or specific committees of our Board, as appropriate. General comments or inquiries from stockholders are forwarded to the appropriate individual, as appropriate.
ANNUAL AUDIT INFORMATION
Audit Committee Report
     Our Audit Committee is responsible for overseeing our management and independent auditors in respect of our accounting and financial reporting. In performing its oversight function, our Audit Committee relies upon advice and information received from our management and independent auditors.
     In that regard, our Audit Committee has reviewed and discussed with members of our management our audited consolidated financial statements for fiscal year 2008, and has discussed with representatives of our independent auditors the matters required to be discussed with audit committees by Statement on Auditing Standards No. 61 (Communication with Audit Committees). Our Audit Committee has also received the written disclosures from our independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board and other regulatory authorities regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with our independent auditors that firm’s independence.
     Management is responsible for the financial reporting process, including the system of internal controls and the certification of the integrity and reliability of the Company’s internal controls over financial reporting and disclosure controls and procedures, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent auditors are responsible for auditing the financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. The Audit Committee’s responsibility is to oversee and review these processes. The Audit Committee is not, however, professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or generally accepted accounting principles or as to auditor independence. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent auditors.
     Based on the review and discussions referred to above, our Audit Committee recommended to our board of directors that our audited financial statements for fiscal 2008 be included in our 2008 annual report on Form 10-K for filing with the SEC.
     The Audit Committee has also evaluated the performance of Grant Thornton, including, among other things, the amount of fees paid to Grant Thornton for audit and non-audit services in 2008 and 2007. Information about Grant Thornton’s fees for 2008 and 2007 is discussed in this Proxy Statement under “Proposal 2: Ratification of Appointment of Grant Thornton as our Independent Registered Public Accounting Firm for the fiscal year ending

December 31, 2009.” Based on its evaluation, the Audit Committee has retained Grant Thornton to serve as the Company’s auditors for the fiscal year ending December 31, 2009.

Audit Committee

Frank Hollendoner, Chairman
Jack M. Ferraro
March 13, 2009	Martyn D. Greenacre
COMPENSATION OF NON-EMPLOYEE DIRECTORS
Director Compensation Table
     The following Director Compensation Table sets forth summary information concerning the compensation paid to our non-employee directors in 2008 for services to our company.
DIRECTOR COMPENSATION

	Fees earned	Option	All Other
	or paid in	Awards ($)	Compensation
Name	cash ($)	(8)	($)		Total ($)
George Bickerstaff (1)	30,000	30,626	—		60,626
Jack M. Ferraro (2)	35,000	151,599	—		186,599
Martyn D. Greenacre (3)	175,000	268,624	—		443,624
Frank J. Hollendoner (4)	35,000	119,014	—		154,014
John W. Stakes III, M.D. (5)	40,000	123,848	—		163,848
Zhijun Tong (6)	30,000	57,225	—		87,225
Albert Yeung (7)	—	91,186	120,000	(9)	211,186

Total	345,000	842,122	120,000		1,307,122

(1)	50,000 options were outstanding as of March 27, 2009.

(2)	255,000 options were outstanding as of March 27, 2009.

(3)	385,000 options were outstanding as of March 27, 2009.

(4)	155,000 options were outstanding as of March 27, 2009.

(5)	220,000 options were outstanding as of March 27, 2009.

(6)	70,000 options were outstanding as of March 27, 2009.

(7)	95,000 options were outstanding as of March 27, 2009.

(8)	The amounts in this column represent the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with SFAS 123(R). These amounts may reflect options granted in years prior to 2008. See Note 16 of the notes to our consolidated financial statements contained in our Annual Report on Form 10-K for a discussion of all assumptions made by us in determining the SFAS 123(R) values of its equity awards.

(9)	$120,000 represents fees paid to Mr. Yeung for consulting services provided to the Company in 2008.
     We generally reimburse our directors for all reasonable expenses incurred in connection with their attendance at Board and committee meetings. Employee directors are not compensated for Board services in addition to their regular employee compensation.

     Annual cash compensation: During fiscal 2008, each non-employee director (other than the Chairman) received compensation in the amount of $30,000 per year for service on our Board. Each non-employee director (other than the Chairman), received additional compensation in the amount of $5,000 for each committee in which they were the chairman. The Chairman of our Board received compensation in the amount of $175,000.
     Equity compensation: During fiscal 2008, each member of our Board was eligible to receive stock awards. New members of the Board receive an initial option grant to purchase 50,000 shares with one-quarter of the Shares vesting after one year from the date of grant and 1/48th of the shares vesting monthly thereafter. Continuing members of the Board receive an annual option grant of 20,000 shares, with one-quarter of the shares vesting after one year from the date of grant and 1/48th of the shares vesting monthly thereafter, contingent on continued service on our Board.
     During 2008, each Audit Committee member was granted an option to purchase an additional 10,000 Shares, all other committee members were granted an option to purchase an additional 5,000 Shares and the chairperson of each committee was granted an option to purchase an additional 5,000 Shares. During 2008, the Chairman of the Board was granted an option to purchase an additional 50,000 Shares. Zhijun Tong and Zhiqiang Han joined the Board in February 2008 and received options to purchase 50,000 and 120,000 Shares, respectively, granted on February 18, 2008 with an exercise price of $8.59 per Share, based on the NASDAQ close price on February 18, 2008.
     2009 Annual cash compensation and equity compensation: The directors agreed to reduce their annual option grant from 20,000 options to 10,000 options for fiscal year 2009, and also agreed to eliminate additional option grants to directors who served on the Company’s committees. The directors agreed to reduce the Chairman of the Board compensation from $175,000 to $120,000, for fiscal 2009.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Review, Approval or Ratification of Transactions with Related Persons
     The Audit Committee is responsible for reviewing and, if appropriate, approving all related party transactions between us and any officer or director that would potentially require disclosure. We expect that any transactions in which related persons have a direct or indirect interest will be presented to the audit committee for review and approval. While neither the Audit Committee nor the Board have adopted a written policy regarding related party transactions, the audit committee makes inquiries to our management and our auditors when reviewing such transactions. Neither we nor the Audit Committee are aware of any transaction that was required to be reported with the SEC where such policies and procedures either did not require review or were not followed.
     Since January 1, 2008, other than the transactions disclosed below, we believe that there has not been any transaction or series of similar transactions to which we were or are to be a party in which any director, executive officer or holder of more than 5% of our common stock, or members of any such person’s immediate family, had or will have a direct or indirect material interest, other than compensation described in “Executive Compensation.” We intend that any future related party transactions will be approved by the Audit Committee of the Board and will be on terms no less favorable to our company than could be obtained from unaffiliated third parties.
     Purchase of Sunstone China Limited (formerly named Hong Kong Fly International Health Care Limited): The Company, Zhijun Tong and Zhiqiang Han entered into the Sale and Purchase Agreement, dated September 28, 2007 (the “September Purchase Agreement”).
     Pursuant to the September Purchase Agreement, on February 18, 2008, we completed the acquisition of the remaining 51% interest in Sunstone China Limited that we had not already acquired from Zhijun Tong and Zhiqiang Han for 8,000,000 Shares, valued at approximately $94.7 million (based upon the average quoted prices of our stock for two days prior to the agreement, the day of the agreement and two days subsequent to the agreement). Pursuant to the September Purchase Agreement,
•	the Company agreed to nominate Zhijun Tong and Zhiqiang Han for election to the Board;

•	the Company agreed to hire Zhiqiang Han as a member of our executive management team;

•	the Company agreed to prepare and file within eighteen months of the closing of the acquisition with the SEC a registration statement on Form S-3 to enable the resale of the 8,000,000 Shares issued to Zhijun Tong and Zhiqiang Han pursuant to the acquisition from time to time through Nasdaq or in privately-negotiated transactions, and to use our reasonable efforts to cause such registration statement to become effective;

•	Escrow:
•	the parties escrowed 200,000 Shares owned by Zhiqiang Han and 200,000 Shares owned by Zhijun Tong, which will be released to Zhijun Tong and Zhiqiang Han, respectively, if Sunstone’s net profit in fiscal 2007 was not less than $11.5 million U.S. dollars or RMB 85 million. The net profit for fiscal exceeded the $11.5 million US dollars and the shares were released from escrow;

•	the parties escrowed 200,000 Shares owned by Zhiqiang Han and 200,000 Shares owned by Zhijun Tong, which will be released to Zhijun Tong and Zhiqiang Han, respectively, if Sunstone’s net profit in 2008 is not less than $13.5 million U.S. dollars. The net profit for fiscal 2008 exceeded $13.5 million and the shares were released from escrow;
•	the Company agreed to hold 400,000 Shares owned by Zhiqiang Han and 400,000 Shares owned by Zhijun Tong for a term of three years as security for the performance by Zhijun Tong and Zhiqiang Han of their obligations, including their indemnity obligations, under the September Purchase Agreement;

•	except with the prior written consent of the Company, Zhijun Tong and Zhiqiang Han agreed not to sell, transfer, pledge or dispose of all or part of the 8,000,000 Shares issued pursuant to the acquisition to the extent of the following percentages:

Percentage of shares of
Common Stock Subject to
Lock-up Period	Lock-up
Not more than 2 years after Closing	100%
More than 2 years but not more than 3 years after Closing	80%
More than 3 years but not more than 4 years after Closing	60%
More than 4 years but not more than 5 years after Closing	40%
Beyond 5 years after Closing	0%
•	except with the prior written consent from the Company, during the period when any of Zhijun Tong and Zhiqiang Han or their affiliates own any Shares, Zhijun Tong and Zhiqiang Han and their affiliates are not permitted to engage in any business that may compete with the Company (except for holding shares of not more than 2% of the issued shares in companies listed on any stock exchange) in China;

•	except with the prior written consent from the Company, during the term of Zhiqiang Han’s employment and within 3 years after the termination thereof, Zhijun Tong and Zhiqiang Han and their affiliates are not permitted to directly or indirectly (i) employ or solicit any employees of the Company or its subsidiaries, or (ii) solicit or enter into any transactions with any customers, suppliers, agents or other business contacts of the Company or its subsidiaries; and

•	during the period ending on the later of (i) 5 years following the closing of the acquisition or (ii) the date of termination of Zhiqiang Han’s employment with the Company, if either Zhijun Tong or Zhiqiang Han intend to transfer any Shares that are not subject to the lock-up or pledge, the Company shall have the right of first offer.

     Other Related Party Transactions with Zhiqiang Han and Zhijun Tong.
•	The Company paid interest to Mr. Han in an amount of RMB 1,052,000 during fiscal year 2008 (or $154,000 as of December 31, 2008) pursuant to the terms of a loan between the Company and Mr. Han, which had a remaining principal balance of RMB 15,590,000 (or $2,275,000 as of December 31, 2008) remaining to be paid to Mr. Han as of December 31, 2008. The loan bears interest at the rate of 6.75% payable monthly. The Company agreed to accept the loan from Mr. Han for working capital purposes.

•	Mr. Han is the sole owner of one entity and minority owner of two entities that purchase products from Sunstone China Limited or its subsidiaries. During fiscal year 2008, the Company made sales of approximately $6.6 million to these entities. These entities use agents to sell Sunstone products in geographic areas outside of the Company’s current distribution area. According to Mr. Han, during fiscal year 2008, all revenues generated from the sale of Sunstone products by these entities were used to cover the costs of operating the entities, including the payment of salaries and commissions to its agents, and therefore no dividends were paid to Mr. Han. In addition, according to Mr. Han, he did not receive any salary or other monetary benefits from these three entities.

•	Mr. Tong is sole owner of an entity that leases office space to the Company located in Beijing China. The Company paid RMB 632,000 in fiscal year 2008 (or $92,200 as of December 31, 2008). Mr. Tong has stated during fiscal year 2008, all revenues generated from the lease to the Company were used to cover the costs, and therefore no income was paid to Mr. Tong for the office lease.

•	The Company paid Mr. Tong a portion of a dividend payable and related interest expense from Sunstone China Limited in fiscal 2008. The amount of interest paid to Mr. Tong was RMB 323,000 in fiscal year 2008 (or $47,000 as of December 31, 2008). As of December 31, 2008, Sunstone China Limited had a dividend payable balance to Mr. Tong of approximately RMB 1,371,000 (or $200,000 as of December 31, 2008).
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
     Compensation Philosophy and Objectives: Our executive compensation programs are designed to attract, motivate and retain the executive talent needed to maximize stockholder value in a competitive environment. The programs are intended to support the goal of increasing stockholder value while facilitating our business strategies and long-range plans.
     Compensation Policy and Philosophy: Our executive compensation policy is (i) designed to establish an appropriate relationship between executive pay and our annual performance, our long-term growth objectives and our ability to attract and retain qualified executive officers and (ii) based on the belief that the interests of the executives should be closely aligned with our stockholders. The Compensation Committee attempts to achieve these goals by integrating competitive annual base salaries and incentive bonuses with stock options granted under our 2007 Stock Incentive Plan. In support of this philosophy, a meaningful portion of executive compensation is placed at-risk and linked to our financial performance. The Compensation Committee believes that cash compensation in the form of salary and incentive bonuses provides our executives with short-term rewards for success in operations, and that long-term compensation through the award of stock options encourages growth in management stock ownership, which leads to expansion of management’s stake in our long-term performance and success. The Compensation Committee considers all elements of compensation and the compensation policy when determining individual components of pay. The Compensation Committee is responsible to the Board for ensuring that our executive officers are compensated in a manner that furthers our business strategies and aligns their interests with those of our stockholders.
     Executive Compensation Components: As discussed below, our executive compensation package is primarily comprised of base salary, incentive bonus and stock options.

     For 2009, our named executive officers (“Named Executive Officers”) are David Gao, our Chief Executive Officer, Zhiqiang Han, President, Fred M. Powell, our Chief Financial Officer, and Yanping Zhao, our Corporate Vice President.
     Base Salary and Incentive Bonuses: For fiscal year 2008, the Compensation Committee approved the base salaries of the Named Executive Officers based on salaries paid to executive officers with comparable responsibilities employed by companies with comparable businesses. Annually the Compensation Committee reviews industry leading surveys which compare base salary, incentive bonus and stock option grants with biotech and pharmaceutical companies of similar revenues and number of employees. The executive officer incentive bonus program is designed to reward executives for individual performance and contributions to our success and overall growth and progress. The bonus and incentive compensation granted to named executive officers are determined through consideration of their respective responsibilities and positions in conjunction with our revenue, operating profitability and progress in the achievement of corporate milestones during the fiscal year, including whether any extraordinary event occurred during the year that changed the scope of the executive’s responsibilities or whether the executive had been assigned a special task beyond the goals and objectives that should be taken into account in setting a named executive officer’s compensation. Notwithstanding the setting of financial and non-financial goals for the Company’s named executive officers, the Compensation Committee retains the discretion to award (or not award) non-equity incentive plan compensation to the Company’s named executive officers regardless of whether the named executive officer achieves any or all of the goals set, or fails to achieve any or all of the goals set, for such named executive officer by the Compensation Committee. The Compensation Committee reviews executive officer salaries and bonus programs annually and exercises its judgment based on all the factors described above.
     Stock Options: Stock options encourage and reward effective management, which results in long-term corporate financial success, as measured by stock price appreciation. During 2008, stock options to purchase 185,000 shares were granted to the Named Executive Officers. The Compensation Committee approves the option awards at its year end review and sets a future date for the grant date of those options. The number of options that each executive officer was granted was based primarily on the executive’s ability to enhance our long-term growth and profitability. The vesting provisions of options granted under the 2007 Stock Incentive Plan are designed to encourage longevity of employment with us and generally extend over a four-year period.
     2008 Bonus and Salary Increase: Prior to the Compensation Committee reviewing bonus, long term compensation and base salary the executive officers voluntarily elected certain compensation restrictions for 2008 and 2009. Executive officers rescinded any 2008 bonus payments, and elected to not increase executive salaries while also reducing stock option compensation for 2009. Despite the Company’s significant progress during 2008, the executive officers have decided to take these compensation restrictions in recognition of the current global economic environment.
     Chief Executive Officer Compensation: Mr. Gao is the Chief Executive Officer of the Company. His performance for the fiscal year ended December 31, 2008 was evaluated on the basis of the factors described above applicable to executive officers generally. In 2008, Mr. Gao received base salary of compensation of $500,000 representing an increase of $90,000 over his base salary of $410,000 in 2007. In 2009, Mr. Gao’s base salary is $500,000. During 2008, Mr. Gao received options to purchase up to 75,000 shares.
     President Compensation: Mr. Han is the President of the Company, effective as of January 15, 2008. Mr. Han’s base salary for 2008 is $240,000 (payable in US dollars) and RMB 792,000. His salary was determined based on the factors described above, including an assessment of salaries paid to country presidents of pharmaceutical companies with similar revenue and employee size based upon industry leading surveys, as well as an assessment of Mr. Han’s qualifications, and expected contributions to the Company’s planned growth during the upcoming year. In 2009, Mr. Han’s base salary is $240,000 (payable in US dollars) and RMB 792,000. During 2008, Mr. Han received options to purchase up to 120,000 shares.
     Chief Financial Officer Compensation: Mr. Powell is the Chief Financial Officer of the Company. His performance for the fiscal year ended December 31, 2008 was evaluated on the basis of the factors described above applicable to executive officers generally. In 2008, Mr. Powell received base salary of compensation of $325,000 representing an increase of $55,000 over his base salary of $270,000 in 2007. In 2009, Mr. Powell’s base salary is $325,000. During 2008, Mr. Powell received options to purchase up to 40,000 shares.

     Corporate Vice President Compensation: Ms. Zhao is the Corporate Vice President of the Company. Ms. Zhao’s base salary for 2008 is $120,000 (payable in US dollars) and RMB 840,000. In 2009, Ms. Zhao’s base salary is $120,000 (payable in US Dollars) and RMB 840,000. Her salary was determined based on the factors described above, including an assessment of salaries paid to corporate vice president’s of pharmaceutical companies with similar revenue and employee size based upon industry leading surveys, as well as an assessment of Ms. Zhao’s qualifications, and expected contributions to the Company’s planned growth during the upcoming year.
     As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code, which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain covered officers and that is not considered to be performance-based. Covered officers include each of our Named Executive Officers. While the Compensation Committee considers this limitation in structuring our compensation program, it may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for our named executive officers. The non-performance based compensation paid in cash to our executive officers for the 2008 fiscal year did not exceed the $1.0 million limit per officer, and the Compensation Committee does not anticipate that the non-performance based compensation to be paid in cash to our executive officers for fiscal 2009 will exceed that limit.
Summary Compensation Table
     Set out in the following table is information with respect to the compensation of our executive officers for each of the last three fiscal years:
SUMMARY COMPENSATION TABLE

				Non-Equity
			Option	Incentive Plan
			Awards ($)	Compensation ($)
Name and Principal	Year	Salary ($)	(1)	(2)	All Other		Total ($)
David Gao	2008	500,000	179,880	—	40,510	(3)	720,390
Chief Executive Officer	2007	410,000	189,655	205,000	40,513	(3)	845,168
	2006	275,000	157,929	57,750	40,510	(3)	531,189

Zhiqiang Han	2008	356,000	107,942	—	—		463,942
President

Fred M. Powell	2008	325,000	123,825	—	—		448,825
Chief Financial Officer	2007	270,000	87,636	81,000	—		438,636
	2006	225,000	59,438	39,375	—		323,813

Yanping Zhao	2008	243,000	181,463	—	—		424,463
Corporate Vice President	2007	58,213	49,240	7,180	280,000	(4)	394,633

(1)	The amounts represent the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with SFAS 123(R). These amounts may reflect options granted in years prior to 2008. See Note 16 of the notes to our consolidated financial statements contained in our Annual Report on Form 10-K for a discussion of all assumptions made by us in determining the SFAS 123(R) values of our equity.

(2)	For 2007, refers to cash bonuses earned in fiscal 2007 and paid out in fiscal 2008. For 2006, refers to cash bonuses earned in fiscal 2006 and paid out in fiscal 2007.

(3)	The Company maintains a mixed term life policy with retirement benefits for the benefit of Mr. Gao and his beneficiary. The Company paid premiums of $40,510 on Mr. Gao’s behalf for each of 2008, 2007 and 2006.

(4)	Prior to starting employment with the Company on October 1, 2007, Yanping Zhao served as a consultant to the Company. The Company paid Ms. Zhao $280,000 as a consultant in 2007.
Employment Agreements
David Gao
     We have an employment agreement with David Gao, Chief Executive Officer. Mr. Gao’s employment agreement was entered into on October 14, 2005, and became effective as of January 18, 2005. This employment agreement had an initial term extending through January 17, 2006. Under its terms, this employment agreement is automatically extended for an additional one-year period unless terminated at least 60 days prior to the start of the applicable term by either party. As a result, on January 18, 2008, Mr. Gao’s employment agreement was automatically extended through January 17, 2009 and, on January 18, 2009, it was automatically extended through January 17, 2010.
     Effective January 1, 2008, Mr. Gao’s annual base salary is $500,000. In addition, during the term of the employment agreement, Mr. Gao will be entitled to receive an annual cash bonus in an amount to be determined by our Board. The employment agreement also provides that Mr. Gao will be granted stock options to purchase Shares. Our Board will determine the number of Shares subject to the stock options and the terms and conditions of such grants. Further, Mr. Gao will be entitled to participate in all employee benefit programs we make available to our executives and for which he meets the eligibility requirements In February 2004, we granted Mr. Gao an option to purchase 180,000 Shares at an exercise price per share of $1.15.
     In January 2005, we granted Mr. Gao an option to purchase 50,000 Shares at an exercise price per share of $2.25. In December 2005, our Board approved the grant of stock options to Mr. Gao to purchase an additional 40,000 Shares effective as of January 9, 2006. These options have an exercise price of $3.60 per Share. In December 2006, our Board approved the grant of stock options to Mr. Gao to purchase an additional 60,000 Shares effective as of April 26, 2007. These options have an exercise price of $8.85 per Share. On April 28, 2008, our Board approved the grant of stock options to purchase an additional 75,000 shares. These options have an exercise price of $7.48 per share. Mr. Gao’s 2004 option grant will become exercisable over a four-year period, with 50% becoming exercisable on the second anniversary of the date of the grant and 1/48 th per month thereafter. Mr. Gao’s remaining option grants will become exercisable over a four-year period, with 25% of each grant becoming exercisable on the first anniversary of the date of the grant and 1/48th per month thereafter. These options will expire ten years from the date of their grant.
Zhiqiang Han
     On February 18, 2008, we entered into an employment agreement with Mr. Han, pursuant to which Mr. Han serves as President, effective as of January 15, 2008. The term of the agreement continues through January 14, 2013, which will automatically be extended for successive one-year periods thereafter, unless either we or Mr. Han elects not to renew the employment agreement by written notice delivered to the other party not later than 90 days’ prior to the start of any such one-year period.
     Under the employment agreement, we will pay Mr. Han a base salary of $240,000, payable in US Dollars and RMB 792,000 payable in RMB. In addition, Mr. Han will be eligible for an annual cash bonus in an amount up to 40% of the base salary, to be determined by our Chief Executive Officer and approved by the Compensation Committee. In connection with the commencement of his employment, on February 18, 2008, our Board granted Mr. Han an option to purchase 120,000 shares at an exercise price of $8.69 per share.
     The Company may terminate Mr. Han’s employment at any time with or without “cause” by providing him with at least 60 days’ prior written notice of such termination. Similarly, Mr. Han may terminate the agreement at any time by providing us with at least 60 days’ notice. In addition, we may terminate Mr. Han’s employment for “cause” immediately upon written notice.

     Upon a termination of Mr. Han’s employment without “cause,” Mr. Han will be entitled to certain severance benefits subject to his compliance with certain restrictive covenants included in the employment agreement and the execution of a general release. Pursuant to such a termination of Mr. Han’s employment, in the absence of a change in control of the Company or more than 12 months after a change in control, Mr. Han will receive his base monthly salary in effect at the time of the termination for a period of 12 months and each option outstanding at the time of termination will immediately vest and become exercisable. In the event the termination without “cause” occurs within 12 months after a change in control of the Company, Mr. Han will receive his base monthly salary in effect at the time of the termination for a period of 18 months and each option outstanding at the time of termination will immediately vest and become exercisable.
     The employment agreement also contains certain non-competition and non-interference provisions. The restrictions under these provisions will remain in effect until two years after the date of Mr. Han’s termination of employment.
Fred M. Powell
     Fred M. Powell’s employment with us began in January 2005. Effective January 1, 2008, Mr. Powell’s annual base salary is $325,000 and he will be eligible for up to a 40% annual bonus payable in the first quarter of the following year based on his individual performance and the achievement of our objectives. In connection with the commencement of his employment, in January 2005, we granted Mr. Powell an option to purchase 150,000 Shares at an exercise price per share of $2.25. December 2005, our Board approved the grant of stock options to Mr. Powell to purchase an additional 15,000 Shares effective as of January 9, 2006. These options have an exercise price of $3.60 per Share. In December 2006, our Board approved the grant of stock options to Mr. Powell to purchase an additional 30,000 Shares effective as of April 26, 2007. These options have an exercise price of $8.85 per Share. On April 28, 2008, our Board approved the grant of stock options to Mr. Powell to purchase an additional 40,000 shares. These options have an exercise price of $7.48 per share. All of Mr. Powell’s option grants will become exercisable over a four-year period, with 25% of each grant becoming exercisable on the first anniversary of the date of the grant and 1/48th per month thereafter. These options will expire ten years from the date of their grant.
     On March 31, 2008, we entered into an employment agreement with Mr. Powell, pursuant to which Mr. Powell will continue to serve as Chief Financial Officer. The term of the agreement continues through March 31, 2009, which will automatically be extended for successive one-year periods thereafter, unless either we or Mr. Powell elects not to renew the employment agreement by written notice delivered to the other party not later than 90 days’ prior to the start of any such one-year period.
     We may terminate Mr. Powell’s employment at any time with or without “cause” by providing him with at least 60 days’ prior written notice of such termination. Similarly, Mr. Powell may terminate the agreement at any time by providing us with at least 60 days’ notice. In addition, we may terminate Mr. Powell’s employment for “cause” immediately upon written notice.
     Upon a termination of Mr. Powell’s employment without “cause,” Mr. Powell will be entitled to certain severance benefits subject to his compliance with certain restrictive covenants included in the employment agreement and the execution of a general release. Pursuant to such a termination of Mr. Powell’s employment, in the absence of a change in control of the Company or more than 12 months after a change in control, Mr. Powell will receive his base monthly salary in effect at the time of the termination for a period of 12 months and each option outstanding at the time of termination will immediately vest and become exercisable. In the event the termination without “cause” occurs within 12 months after a change in control of the Company, Mr. Powell will receive his base monthly salary in effect at the time of the termination for a period of 18 months and each option outstanding at the time of termination will immediately vest and become exercisable.
     The employment agreement also contains certain non-competition and non-interference provisions. The restrictions under these provisions will remain in effect until two years after the date of Mr. Powell’s termination of employment.

Yanping Zhao
     On October 1, 2007, we entered into an employment agreement with Ms. Zhao, pursuant to which Ms. Zhao serves as Corporate Vice President. The term of the agreement continues through September 30, 2010, which will automatically be extended for successive one-year periods thereafter, unless either we or Ms. Zhao elects not to renew the employment agreement by written notice delivered to the other party not later than 90 days’ prior to the start of any such one-year period.
     Under the employment agreement, we will pay Ms. Zhao a base salary of $120,000 payable in US Dollars and RMB 840,000. In addition, Ms. Zhao will be eligible for an annual cash bonus in an amount up to 40% to be determined by our Chief Executive Officer and approved by the Compensation Committee. In connection with the commencement of her employment, on September 24, 2007 our Board granted Ms. Zhao an option to purchase 120,000 shares at an exercise price of $10.00 per share.
     We may terminate Ms. Zhao’s employment at any time with or without “cause” by providing her with at least 60 days’ prior written notice of such termination. Similarly, Ms. Zhao may terminate the agreement at any time by providing us with at least 60 days’ notice. In addition, we may terminate Ms. Zhao’s employment for “cause” immediately upon written notice.
     Upon a termination of Ms. Zhao’s employment without “cause,” Ms. Zhao will be entitled to certain severance benefits subject to her compliance with certain restrictive covenants included in the employment agreement and the execution of a general release. Pursuant to such a termination of Ms. Zhao’s employment, in the absence of a change in control of the Company or more than 12 months after a change in control, Ms. Zhao will receive her base monthly salary in effect at the time of the termination for a period of 12 months and each option outstanding at the time of termination will immediately vest and become exercisable. In the event the termination without “cause” occurs within 12 months after a change in control of the Company, Ms. Zhao will receive her base monthly salary in effect at the time of the termination for a period of 18 months and each option outstanding at the time of termination will immediately vest and become exercisable.
     The employment agreement also contains certain non-competition and non-interference provisions. The restrictions under these provisions will remain in effect until two years after the date of Ms. Zhao’s termination of employment.
Grant of Plan-Based Awards
     Set out in the following table is information with respect to awards made to our named Executive Officers under cash bonus arrangements for 2008. The total amounts paid under these arrangements for 2008 are reported above in the Summary Compensation Table in the column entitled “Non-Equity Incentive Plan Compensation”.
GRANT OF PLAN-BASED AWARDS

		Estimated
		Future Payouts
		Under Non-	All Other
		Equity	Option
		Incentive Plan	Awards:		Grant Date
		Awards	# of	Exercise	Fair Value
		(Target and	Shares	Price of	of Option
		Maximum) ($)	Underlying	Options	Awards ($)
Name	Grant Date	(1)	Options	($/Share)	(2)
David Gao	4/28/2008	375,000	75,000	$7.48	282,495
Zhiqiang Han	4/28/2008	142,400	120,000	8.69	514,212
Fred M. Powell	4/28/2008	130,000	40,000	7.48	150,640
Yanping Zhao	4/28/2008	97,200	—	—	—

(1)	The amounts represent 100% payout which is dependent upon achieving certain objectives. Payment may range from 10% to 100% of the target. The Executive officer voluntarily elected to rescind any payments for 2008. See the column entitled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.

(2)	The amounts represent the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with SFAS 123(R).
     The estimated future payouts under non-equity incentive plan column refers to the potential payouts under our annual bonus plan. At their discretion, the Compensation Committee has the authority to pay any named executive officer in excess of or below their targeted bonus amount. The goals for 2007 were approved by the Compensation Committee in January 2007. The payout amounts for each Named Executive Officer were reviewed and approved by the Compensation Committee and the Board in January 2008. Refer to summary compensation table of the actual amounts paid in fiscal 2008. In January 2008, the Compensation Committee approved annual stock option grants for certain eligible employees. The approved grant to Mr. Gao were options on 75,000 Shares and to Mr. Powell were options on 40,000 Shares.
     As mentioned in the Compensation Discussion and Analysis, we grant stock options to Named Executive Officers based upon the executive’s ability to enhance our long-term growth and profitability. According to the 2007 Stock Incentive Plan, fair market value that is used to determine the exercise price for option grants is defined as the NASDAQ closing price of the Company’s stock on the day of the grant. Options granted to Named Executive Officers during fiscal 2007 and 2008 expire 10 years from the date of grant; vest 25% upon completion of one year service and 1/48 per month thereafter. We adopted SFAS 123(R) on January 1, 2006, see Note 17 of the 2008 Annual Report on Form 10-K. The grant date fair value of the option awards is calculated using the Black-Scholes valuation model using the following assumptions:

Assumptions	Rate
Average risk free interest rate	2.36 — 3.22% %
Average expected term (years)	5.00
Average expected volatility	55.0%%
Outstanding Equity-Based Awards at Fiscal Year-End
     The following table summarizes the stock options outstanding to our Named Executive Officers as of December 31, 2008:
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

			Number of
	Number of Securities		Securities
	Underlying		Underlying
	Unexercised Options		Unexercised Options	Option	Option
	(#)		(#)	Exercise	Expiration
Name	Exercisable		Unexercisable	Price ($)	Date
David Gao	180,000	(1)	—	1.15	2/19/2014
	48,957	(2)	1,043	2.25	1/18/2015
	29,166	(2)	10,834	3.60	1/9/2016
	24,999	(2)	35,001	8.85	4/26/2017
	—		75,000	7.48	4/28/2018
Zhigiang Han	—		120,000	8.69	2/18/2018
Fred M. Powell	150,000	(2)	—	2.25	1/4/2015
	10,937	(2)	4,063	3.60	1/9/2016
	12,499	(2)	17,501	8.85	4/26/2017
	—		40,000	7.48	4/28/2018
Yanping Zhao	37,499	(2)	82,501	10.00	9/24/2017

(1)	Under the stock option grant, these options vest 50% upon completion of 24 months and 1/48 per month thereafter and expire 10 years from the grant date.

(2)	Under the stock option grant, these options vest 25% upon completion of 12 months and 1/48 per month thereafter and expire 10 years from the grant date.

Option Exercises
     None of our Named Executive Officers exercised options in 2008.
Potential Payments Upon Termination or Change-in-Control
David Gao
     The employment agreement of Mr. Gao provides that if Mr. Gao’s employment is terminated on account of an “involuntary termination,” Mr. Gao will receive:
•	any unpaid base salary earned through the date of his termination of employment;

•	the dollar value of all accrued and unused vacation benefits based on Mr. Gao’s most recent level of base salary; and

•	any bonus amount he actually earned for one or more fiscal years, but not previously paid at the time of his termination of employment.
     In addition, if Mr. Gao executes and does not revoke a general release of claims against us and the involuntary termination does not occur within 12 months after a change in control, he will continue to receive his base salary for a period of 12 months following his termination date, and all of his outstanding stock options will become fully exercisable. If the involuntary termination occurs within 12 months after a change in control, and Mr. Gao executes and does not revoke a general release of claims against us, Mr. Gao will receive a continuation of his base salary for a period of 18 months following his termination date, and all of his outstanding stock options will become fully exercisable. In addition, the employment agreement provides that if any payments to which Mr. Gao becomes entitled under the terms of his employment agreement would otherwise constitute an excess parachute payment under section 280G of the Code, then such payments will be subject to reduction to the extent necessary to assure that Mr. Gao receives only the greater of:
•	the amount of those payments which would not constitute such an excess parachute payment; or

•	the amount that yields the greatest after-tax amount of benefits after taking into account any excise tax imposed under section 4999 of the Code if no reduction occurred.
     The employment agreement also provides that if the payment of any amounts owed to Mr. Gao on account of his involuntary termination are delayed because such amounts are deemed as deferred compensation subject to the six month payment delay under section 409A of the Code, interest will be paid to Mr. Gao at the end of such period at an annual rate equal to the highest rate of interest applicable to six month money market accounts offered by Citibank N.A., Wells Fargo, N.A. or Bank of America on the date of his termination of employment.
     An involuntary termination is defined in the employment agreement to mean our termination of Mr. Gao for any reason other than a termination for cause, termination of his employment by reason of his death or disability or he voluntarily resigns within 30 days following:
•	a material reduction in the scope of his duties or responsibilities;

•	a change in his level of reporting so that he no longer reports to our Board;

•	a reduction in his annual rate of base salary by more than 15% (however, this is not applicable if substantially all of our executive officers have the same aggregate reduction in base salary);

•	a relocation of his principal place of employment by more than 50 miles; or

•	a material breach by us of any of our obligations under his employment agreement for which we have not cured within 30 days after he provides us notice of the breach.
     If we terminate Mr. Gao’s employment on account of a “termination for cause” or if he terminates his employment voluntarily for a reason that does not constitute an involuntary termination, the employment agreement provides that he will receive any unpaid base salary earned through the date of his termination of employment, the dollar value of all accrued and unused vacation benefits based on his most recent level of base salary, and any bonus amount actually earned for one or more fiscal years, but not previously paid at the time of his termination of employment. For this purpose, the employment agreement defines a termination for cause to mean a termination of Mr. Gao’s employment for any of the following reasons:
•	conviction of a felony or commission of any act of personal dishonesty involving our property or assets;

•	a material breach of one or more of his obligations under the employment agreement or our Proprietary Information and Inventions Agreement;

•	any intentional misconduct which has a material adverse effect upon our business or reputation;

•	material dereliction of his major duties, functions and responsibilities of his executive position;

•	a material breach of any of his fiduciary obligations as one of our officers; or

•	willful and knowing participation in the preparation or release of false or materially misleading financial statements relating to the certification required under the Sarbanes-Oxley Act of 2002 or any securities exchange on which shares of our common stock are at the time listed for trading.
     The employment agreement provides that during its term and for two years after Mr. Gao’s termination of employment, Mr. Gao will not, without our prior written approval, compete against us or solicit for employment any of our employees. The employment agreement also requires that Mr. Gao keep our information confidential and restricts his use of such information.
     If triggering events and termination of employment had occurred as of December 31, 2008, we estimate that the value of the benefits under Mr. Gao’s employment agreement would have been as provided in the table below based upon his salary for fiscal 2008, bonus for fiscal year 2008 and stock options at December 31, 2008.
Zhiqiang Han
     The employment agreement of Mr. Han provides that if Mr. Han’s employment is terminated on account of an “involuntary termination,” Mr. Han will receive:
•	any unpaid base salary earned through the date of his termination of employment;

•	the dollar value of all accrued and unused vacation benefits based on Mr. Han’s most recent level of base salary; and

•	any bonus amount he actually earned for one or more fiscal years, but not previously paid at the time of his termination of employment.
     In addition, if Mr. Han executes and does not revoke a general release of claims against us and the involuntary termination does not occur within 12 months after a change in control, he will continue to receive his base salary for a period of 12 months following his termination date, and all of his outstanding stock options will become fully exercisable. If the involuntary termination occurs within 12 months after a change in control, and Mr. Han executes and does not revoke a general release of claims against us, Mr. Han will receive a continuation of his base salary for a period of 18 months following his termination date, and all of his outstanding stock options will become fully exercisable. In addition, the employment agreement provides that if any payments to which Mr. Han becomes entitled under the terms of his employment agreement would otherwise constitute an excess parachute payment under section 280G of the Code, then such payments will be subject to reduction to the extent necessary to assure that Mr. Han receives only the greater of:
•	the amount of those payments which would not constitute such an excess parachute payment; or

•	the amount that yields the greatest after-tax amount of benefits after taking into account any excise tax imposed under section 4999 of the Code if no reduction occurred.
     The employment agreement also provides that if the payment of any amounts owed to Mr. Han on account of his involuntary termination are delayed because such amounts are deemed as deferred compensation subject to the six month payment delay under section 409A of the Code, interest will be paid to Mr. Han at the end of such period at an annual rate equal to the highest rate of interest applicable to six month money market accounts offered by Citibank N.A., Wells Fargo, N.A. or Bank of America on the date of his termination of employment.
     An involuntary termination is defined in the employment agreement to mean our termination of Mr. Powell for any reason other than a termination for cause, termination of his employment by reason of his death or disability or he voluntarily resigns within 30 days following:
•	a material reduction in the scope of his duties or responsibilities;

•	a change in his level of reporting so that she no longer reports to our Board;

•	a reduction in his annual rate of base salary by more than 15% (however, this is not applicable if substantially all of our executive officers have the same aggregate reduction in base salary);

•	a relocation of his principal place of employment by more than 50 miles; or

•	a material breach by us of any of our obligations under his employment agreement for which we have not cured within 30 days after she provides us notice of the breach.
     If we terminate Mr. Han’s employment on account of a “termination for cause” or if he terminates his employment voluntarily for a reason that does not constitute an involuntary termination, the employment agreement provides that he will receive any unpaid base salary earned through the date of his termination of employment, the dollar value of all accrued and unused vacation benefits based on his most recent level of base salary, and any bonus amount actually earned for one or more fiscal years, but not previously paid at the time of his termination of employment. For this purpose, the employment agreement defines a termination for cause to mean a termination of Mr. Han’s employment for any of the following reasons:
•	conviction of a felony or commission of any act of personal dishonesty involving our property or assets;

•	a material breach of one or more of his obligations under the employment agreement or our Proprietary Information and Inventions Agreement;

•	any intentional misconduct which has a material adverse effect upon our business or reputation;

•	material dereliction of his major duties, functions and responsibilities of his executive position;

•	a material breach of any of his fiduciary obligations as one of our officers; or

•	willful and knowing participation in the preparation or release of false or materially misleading financial statements relating to the certification required under the Sarbanes-Oxley Act of 2002 or any securities exchange on which shares of our common stock are at the time listed for trading.
     The employment agreement provides that during its term and for two years after Mr. Han’s termination of employment, Mr. Han will not, without our prior written approval, compete against us or solicit for employment any of our employees. The employment agreement also requires that Mr. Han keep our information confidential and restricts his use of such information.

     If triggering events and termination of employment had occurred as of December 31, 2008, we estimate that the value of the benefits under Mr. Han’s employment agreement would have been as shown below based upon his salary for fiscal 2008, bonus for fiscal year 2008 and stock options at December 31, 2008.
Fred Powell
     The employment agreement of Mr. Powell provides that if Mr. Powell’s employment is terminated on account of an “involuntary termination,” Mr. Powell will receive:
•	any unpaid base salary earned through the date of his termination of employment;

•	the dollar value of all accrued and unused vacation benefits based on Mr. Powell’s most recent level of base salary; and

•	any bonus amount he actually earned for one or more fiscal years, but not previously paid at the time of his termination of employment.
     In addition, if Mr. Powell executes and does not revoke a general release of claims against us and the involuntary termination does not occur within 12 months after a change in control, he will continue to receive his base salary for a period of 12 months following his termination date, and all of his outstanding stock options will become fully exercisable. If the involuntary termination occurs within 12 months after a change in control, and Mr. Powell executes and does not revoke a general release of claims against us, Mr. Powell will receive a continuation of his base salary for a period of 18 months following his termination date, and all of his outstanding stock options will become fully exercisable. In addition, the employment agreement provides that if any payments to which Mr. Powell becomes entitled under the terms of his employment agreement would otherwise constitute an excess parachute payment under section 280G of the Code, then such payments will be subject to reduction to the extent necessary to assure that Mr. Powell receives only the greater of:
•	the amount of those payments which would not constitute such an excess parachute payment; or

•	the amount that yields the greatest after-tax amount of benefits after taking into account any excise tax imposed under section 4999 of the Code if no reduction occurred.
     The employment agreement also provides that if the payment of any amounts owed to Mr. Powell on account of his involuntary termination are delayed because such amounts are deemed as deferred compensation subject to the six month payment delay under section 409A of the Code, interest will be paid to Mr. Powell at the end of such period at an annual rate equal to the highest rate of interest applicable to six month money market accounts offered by Citibank N.A., Wells Fargo, N.A. or Bank of America on the date of his termination of employment.
     An involuntary termination is defined in the employment agreement to mean our termination of Mr. Powell for any reason other than a termination for cause, termination of his employment by reason of his death or disability or he voluntarily resigns within 30 days following:
•	a material reduction in the scope of his duties or responsibilities;

•	a change in his level of reporting so that she no longer reports to our Board;

•	a reduction in his annual rate of base salary by more than 15% (however, this is not applicable if substantially all of our executive officers have the same aggregate reduction in base salary);

•	a relocation of his principal place of employment by more than 50 miles; or

•	a material breach by us of any of our obligations under his employment agreement for which we have not cured within 30 days after she provides us notice of the breach.
     If we terminate Mr. Powell’s employment on account of a “termination for cause” or if he terminates his employment voluntarily for a reason that does not constitute an involuntary termination, the employment agreement provides that he will receive any unpaid base salary earned through the date of his termination of employment, the dollar value of all accrued and unused vacation benefits based on his most recent level of base salary, and any bonus amount actually earned for one or more fiscal years, but not previously paid at the time of his termination of employment. For this purpose, the employment agreement defines a termination for cause to mean a termination of Mr. Powell’s employment for any of the following reasons:
•	conviction of a felony or commission of any act of personal dishonesty involving our property or assets;

•	a material breach of one or more of his obligations under the employment agreement or our Proprietary Information and Inventions Agreement;

•	any intentional misconduct which has a material adverse effect upon our business or reputation;

•	material dereliction of his major duties, functions and responsibilities of his executive position;

•	a material breach of any of his fiduciary obligations as one of our officers; or

•	willful and knowing participation in the preparation or release of false or materially misleading financial statements relating to the certification required under the Sarbanes-Oxley Act of 2002 or any securities exchange on which shares of our common stock are at the time listed for trading.
     The employment agreement provides that during its term and for two years after Mr. Powell’s termination of employment, Mr. Powell will not, without our prior written approval, compete against us or solicit for employment any of our employees. The employment agreement also requires that Mr. Powell keep our information confidential and restricts his use of such information.
     If triggering events and termination of employment had occurred as of December 31, 2008, we estimate that the value of the benefits under Mr. Powell’s employment agreement would have been as shown below based upon his salary for fiscal 2008, bonus for fiscal year 2008 and stock options at December 31, 2008.
Yanping Zhao
     The employment agreement of Ms. Zhao provides that if Ms. Zhao’s employment is terminated on account of an “involuntary termination,” Ms. Zhao will receive:
•	any unpaid base salary earned through the date of her termination of employment;

•	the dollar value of all accrued and unused vacation benefits based on Ms. Zhao’s most recent level of base salary; and

•	any bonus amount she actually earned for one or more fiscal years, but not previously paid at the time of her termination of employment.
     In addition, if Ms. Zhao executes and does not revoke a general release of claims against us and the involuntary termination does not occur within 12 months after a change in control, she will continue to receive her base salary for a period of 12 months following her termination date, and all of her outstanding stock options will become fully exercisable. If the involuntary termination occurs within 12 months after a change in control, and Ms. Zhao executes and does not revoke a general release of claims against us, Ms. Zhao will receive a continuation of her base salary for a period of 18 months following her termination date, and all of her outstanding stock options will become fully exercisable. In addition, the employment agreement provides that if any payments to which Ms. Zhao becomes entitled under the terms of her employment agreement would otherwise constitute an excess parachute payment under section 280G of the Code, then such payments will be subject to reduction to the extent necessary to assure that Ms. Zhao receives only the greater of:
•	the amount of those payments which would not constitute such an excess parachute payment; or

•	the amount that yields the greatest after-tax amount of benefits after taking into account any excise tax imposed under section 4999 of the Code if no reduction occurred.
     The employment agreement also provides that if the payment of any amounts owed to Ms. Zhao on account of her involuntary termination are delayed because such amounts are deemed as deferred compensation subject to the six month payment delay under section 409A of the Code, interest will be paid to Ms. Zhao at the end of such period at an annual rate equal to the highest rate of interest applicable to six month money market accounts offered by Citibank N.A., Wells Fargo, N.A. or Bank of America on the date of her termination of employment.
     An involuntary termination is defined in the employment agreement to mean our termination of Ms. Zhao for any reason other than a termination for cause, termination of her employment by reason of her death or disability or he voluntarily resigns within 30 days following:
•	a material reduction in the scope of her duties or responsibilities;

•	a change in her level of reporting so that she no longer reports to our Board;

•	a reduction in her annual rate of base salary by more than 15% (however, this is not applicable if substantially all of our executive officers have the same aggregate reduction in base salary);

•	a relocation of her principal place of employment by more than 50 miles; or

•	a material breach by us of any of our obligations under her employment agreement for which we have not cured within 30 days after she provides us notice of the breach.
     If we terminate Ms. Zhao’s employment on account of a “termination for cause” or if she terminates her employment voluntarily for a reason that does not constitute an involuntary termination, the employment agreement provides that she will receive any unpaid base salary earned through the date of her termination of employment, the dollar value of all accrued and unused vacation benefits based on her most recent level of base salary, and any bonus amount actually earned for one or more fiscal years, but not previously paid at the time of her termination of employment. For this purpose, the employment agreement defines a termination for cause to mean a termination of Ms. Zhao’s employment for any of the following reasons:
•	conviction of a felony or commission of any act of personal dishonesty involving our property or assets;

•	a material breach of one or more of her obligations under the employment agreement or our Proprietary Information and Inventions Agreement;

•	any intentional misconduct which has a material adverse effect upon our business or reputation;

•	material dereliction of her major duties, functions and responsibilities of her executive position;

•	a material breach of any of her fiduciary obligations as one of our officers; or

•	willful and knowing participation in the preparation or release of false or materially misleading financial statements relating to the certification required under the Sarbanes-Oxley Act of 2002 or any securities exchange on which shares of our common stock are at the time listed for trading.
     The employment agreement provides that during its term and for two years after Ms. Zhao’s termination of employment, Ms. Zhao will not, without our prior written approval, compete against us or solicit for employment any of our employees. The employment agreement also requires that Ms. Zhao keep our information confidential and restricts her use of such information.
     If triggering events and termination of employment had occurred as of December 31, 2008, we estimate that the value of the benefits under Ms. Zhao’s employment agreement would have been as shown below based upon her salary for fiscal 2008, bonus for fiscal year 2008 and stock options at December 31, 2008.

POTENTIAL PAYMENTS UNDER DAVID GAO’S, ZHIQIANG HAN’S, FRED M. POWELL’S AND
YANPING ZHAO’S EMPLOYMENT
AGREEMENTS

	Termination Without	Termination Without
	Cause or Resignation	Cause or Resignation
	For Good Reason Not	For Good Reason
	Within 12 Months of a	Within 12 Months of a	Termination for
	Change in Control (1)	Change of Control (1)	Cause
Salary Continuation/Severance Payments
David Gao	500,000	750,000	—
Zhiqiang Han	356,000	534,000	—
Fred M. Powell	325,000	487,500	—
Yanping Zhao	243,000	364,500	—
Bonus
David Gao	375,000	375,000	375,000
Zhiqiang Han	142,400	142,400	142,400
Fred M. Powell	130,000	130,000	130,000
Yanping Zhao	97,200	97,200	97,200
Accelerated Vesting of Stock Options (2)
David Gao	394,814	394,814	—
Zhiqiang Han	363,351	363,351	—
Fred M. Powell	201,266	201,266	—
Yanping Zhao	208,190	208,190	—

(1)	Assumes executives execute and do not revoke a general release of claims against us.

(2)	The amounts represent the unamortized stock option expense as of December 31, 2008.
Compensation Committee Report
     Our Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on our Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, our Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the SEC.

COMPENSATION COMMITTEE Jack M. Ferraro, Chairman Martyn D. Greenacre John W. Stakes III, M.D.

     The foregoing Compensation Committee report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under these acts, except to the extent we incorporate by reference into such filings.
March 31, 2009

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
•	No person who serves as a member of the Compensation Committee was our officer or employee during the last fiscal year, was formerly our officer, or had any relationship requiring disclosure as a related party transaction.

•	None of our executive officers serves as a member of the Compensation Committee or any other committee serving an equivalent function of any other entity that has one or more of its executive officers serving as a member of our Board or Compensation Committee.

•	None of our executive officers serves as a director of another entity that has one or more of its executive officers serving as a member of our Compensation Committee.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than ten percent of our common stock to file reports of beneficial ownership and changes in beneficial ownership of our common stock and any other equity securities with the SEC. Executive officers, directors, and persons who own more than ten percent of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
     Based solely on our review of the copies of Forms 3, 4, and 5 furnished to us, or written representations from certain reporting persons that no Forms 3, 4, or 5 were required to be filed by such persons, we believe that all of our executive officers, directors, and persons who own more than ten percent of our common stock complied with all Section 16(a) filing requirements applicable to them during 2008, except for the Forms 3 for each of Messrs. Han and Tong when they joined our Board; and Mr. Han became executive officer in February 2008.
INFORMATION CONCERNING INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     Our independent registered public accounting firm for the fiscal year ended December 31, 2008 was Grant Thornton. Our Audit Committee has not selected our independent registered public accounting firm for the fiscal year ending December 31, 2008. During its meeting on March 13, 2008, our Audit Committee determined that, as Grant Thornton has served as our independent registered public accounting firm since fiscal 2001, it is in our best interest to seek bids from several independent registered public accounting firms to ensure market competitiveness. Due to the timing of this decision the Audit Committee has not been able to select a new public accounting firm. Representatives of Grant Thornton are expected to be available at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.
ADVANCE NOTICE PROVISIONS
     Under our bylaws, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before the meeting at the direction of our Board or by a stockholder of record entitled to vote who has delivered written notice to our Secretary and such notice is received not less than 90 days nor more than 150 days prior to the first anniversary of the preceding year’s annual meeting of stockholders and such notice has complied with the information requirements in the bylaws. In addition, any stockholder who wishes to submit a nomination to our Board must deliver written notice of the nomination with this time period and comply with the information requirements in the bylaws relating to stockholder nominations. See “Corporate Governance — Selection of Directors and Stockholder Nominations Process” for additional information about stockholder nominations. These requirements are separate from and in addition to requirements that a stockholder must meet in order to have a stockholder proposal included in the Company’s proxy statement as described below.

STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING
     Stockholders interested in submitting a proposal for inclusion in the proxy materials for our annual meeting of stockholders in 2010 may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act. To be eligible for inclusion, stockholder proposals must be received by Fred M. Powell, Chief Financial Officer, BMP Sunstone Corporation, 600 W. Germantown Pike, Suite 400, Plymouth Meeting, Pennsylvania 19462, no later than December 1, 2009.
     In addition, in accordance with the advance notice provisions in our bylaws described above, if a stockholder intends to submit a proposal (including director nomination) for voting during the 2010 annual meeting, such stockholder must deliver written notice to our Secretary not earlier than November 28, 2009 or later than January 27, 2010, and must meet other requirements of the advance notice provisions. These requirements do not affect the procedure described above for submitting stockholder proposal for inclusion in the proxy statement.
     If any stockholder proposal (including director nomination) is not received on or before February 14, 2010, such proposal will be deemed untimely for purposes of Rule 14a-4(c) under the Exchange Act, and the proxy holders will have the right to exercise discretionary voting authority with respect to such proposal. Any such proposal must be submitted in writing to Fred M. Powell, Chief Financial Officer, BMP Sunstone Corporation, 600 W. Germantown Pike, Suite 400, Plymouth Meeting, Pennsylvania 19462.

OTHER MATTERS
     Our Board is not aware of any other matter not set forth herein that may be brought before the Annual Meeting. However, if any such other matters are properly brought before the meeting, it is the intention of the proxies to vote the Shares represented thereby in accordance with the recommendation of our Board on such matters.
By Order of the Board of Directors,
/s/ Martyn Greenacre
Martyn D. Greenacre
Chairman of the Board of Directors
Dated: April 1, 2009
Upon written request to Fred M. Powell, Chief Financial Officer, BMP Sunstone Corporation, 600 W.
Germantown Pike, Suite 400, Plymouth Meeting, Pennsylvania 19462, we will provide, without charge, to any stockholder solicited hereby, a copy of our Annual Report on Form 10-K for the fiscal year ended
December 31, 2008, including the financial statements and the schedules thereto.

PROXY

BMP SUNSTONE CORPORATION
This Proxy is solicited on behalf of the Board of Directors
for the 2009 Annual Meeting of Stockholders
                The undersigned, revoking all prior proxies, hereby appoints Martyn D. Greenacre and Jack M. Ferraro, and each of them, each with the power to appoint his substitute, the true and lawful proxy holders of the undersigned, and hereby authorizes them, and with all powers the undersigned would possess if personally present, to represent and vote, as designated on the reverse side, all of the shares of common stock of BMP Sunstone Corporation (the “Company”) held of record by the undersigned on March 27, 2009, at the Annual Meeting of Stockholders of the Company to be held on April 27, 2009 (the “Meeting”) at 9:00 a.m., local time, at the Marriott-Philadelphia West, 111 Crawford Avenue, West Conshohocken, Pennsylvania 19428 and any adjournments or postponements thereof.
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE, SIGN AND DATE THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS OF THE COMPANY OR ITS EXECUTIVE COMMITTEE. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR ADJOURNMENTS THEREOF.
☒ Please mark your votes as indicated in this example
PROPOSAL 1. To elect as directors, to hold office until the Company’s 2010 Annual Meeting of Stockholders or until their respective successors are elected and qualified, the eight nominees listed below:

Nominees:	01. Martyn D. Greenacre	02. David (Xiaoying) Gao	03. Zhiqiang Han
	04. Jack M. Ferraro	05. Frank J. Hollendoner	06. John W. Stakes III, M.D.
	07. Albert Yeung	08. Zhijun Tong
                 The Board of Directors recommends a vote “FOR ALL NOMINEES”

☐	FOR ALL NOMINEES	☐	WITHHOLD FOR ALL NOMINEES

☐

For all Nominees, except as written above
PROPOSAL 2. To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.
               The Board of Directors recommends a vote “FOR” Proposal 2.

☐	FOR	☐	ABSTAIN	☐	AGAINST
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or adjournments thereof.
NOTE: Please sign exactly as your name appears hereon. Joint owners should each sign. Executors, administrators, trustees, guardians and others acting in a representative capacity should indicate the capacity in which they sign and give their full title as such. If a corporation, please indicate the full corporate name and have an authorized officer sign, stating title. If a partnership, please sign in partnership name by an authorized person.

Date:

Share Owner Sign Here

Joint Owner Sign Here
MARK HERE FOR ADDRESS CHANGE AND NOTE AT RIGHT ☐

LOGO

YOUR PROXY CONTROL NUMBER

VOTE BY INTERNET: Log-on to www.votestock.com Enter your control number printed to the left Vote your proxy by checking the appropriate boxes Click on “Accept Vote”

VOTE BY MAIL: If you do not wish to vote over the Internet or by telephone, please complete, sign, date and return the accompanying proxy card in the pre-paid envelope provided.

You may vote by Internet or telephone 24 hours a day, 7 days a week.
Internet and telephone voting is available through 11:59 p.m., prevailing time, on April 26, 2009.
Your Internet or telephone vote authorizes the named proxies to vote in the same manner as if you marked, signed and returned your proxy card.